EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 11, 2016, relating to the consolidated financial statements and financial statement schedule of Kimberly-Clark Corporation and subsidiaries (the “Corporation”), and the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Dallas, Texas
November 28, 2016